Exhibit 10.4

Employee Restricted Stock
2003 Plan

2009 Restricted Stock Award

Dear  [Full Name]:

Effective May 13, 2009, you have been awarded [amount] shares of the common stock, par value $.25 per share, of Centex Corporation (the “Company”).  This award (the “Award”) is made pursuant to, and subject to the terms and conditions of, the Centex Corporation 2003 Equity Incentive Plan (as such plan may be amended from time to time, the “Plan”).  The Shares awarded hereby constitute Shares of Restricted Stock under the Plan.

The Shares of Restricted Stock subject to this Award are subject to a performance criterion and will be adjusted in accordance with the terms and conditions set out in Exhibit A.  After determining the adjusted number of Shares of Restricted Stock subject to this Award in accordance with Exhibit A (the “Adjusted Shares”), the time-based vesting rules described in the following paragraph will apply to those shares.

The Adjusted Shares will vest under time-based vesting at the rate of 33⅓% per year on each vesting date, provided you are still employed by the Company or any of its Affiliates on each such vesting date.  The vesting dates are as follows:  (1) the date on which the Company’s Compensation Committee or other applicable body has determined achievement of the performance criterion set out on Exhibit A (which date will occur no later than May 31, 2010), provided that if the Pulte Change (as defined in Exhibit A) occurs, the first vesting date will be March 31, 2010; (2) March 31, 2011, and (3) March 31, 2012.  Notwithstanding the foregoing, if your employment with the Company or any of its Affiliates is involuntarily terminated in a Severance Event (as defined below) after the effective time of the Pulte Change but prior to full time-based vesting on March 31, 2012, then the vesting of a portion of the Adjusted Shares will be accelerated as provided in the following sentence.  The number of Adjusted Shares that will accelerate and vest upon your involuntary termination in a Severance Event is the number of Adjusted Shares that would have vested on the vesting date immediately following the effective date of your termination as provided in this paragraph if you were employed on that vesting date.  Any unvested Adjusted Shares as of the effective date of your involuntary termination after the Pulte Change shall be forfeited.  For purposes of this Award, “Severance Event” means the involuntary termination of your employment under circumstances that would entitle you to severance benefits under a severance plan, program or agreement maintained by the Company or an Affiliate.

In addition, notwithstanding the foregoing, in the event of your death or Disability while employed by the Company or an Affiliate prior to full time-based vesting on March 31, 2012, then the vesting of the Adjusted Shares will be accelerated as provided in the following sentence.  The number of Adjusted Shares that will accelerate and vest upon your death or Disability is the total number of Adjusted Shares subject to this Award; provided, however, that (A) if your death or Disability occurs before the first vesting date which occurs in 2010 and before the date of the Pulte Change, the Adjusted Shares will accelerate and vest on the earlier of the first vesting date in 2010 or the date of the Pulte Change; (B) if your death or Disability occurs on or after the date of the Pulte Change, the Adjusted Shares will accelerate and vest upon your death or Disability; or (C) if the Pulte Change does not occur and your death or Disability occurs before the first vesting date which occurs in 2010, the Adjusted Shares will accelerate and vest on the first vesting date in 2010.  In the event of your death, the person or persons to whom the Shares of Restricted Stock have been validly transferred pursuant to will or the laws of descent and distribution will have all rights to the Shares of Restricted Stock.

Notwithstanding any provisions of the Plan to the contrary, the provisions of the Plan that provide for (a) termination of restrictions in the event of your Retirement on or after age 65, and (b) acceleration of vesting upon a Change in Control, shall not apply to this Award.

The restrictions set forth in the Plan and this Award will terminate coterminously with the time-based vesting or accelerated vesting described above, unless earlier terminated as described in the Plan or this Award.  The date on which the restrictions terminate as to vested shares is called the “Lapse Date”.  Vested Shares will become freely transferable on the day following the related Lapse Date.

 Employee Restricted Stock
 2003 Plan

Except as provided above, you will forfeit all unvested Shares of Restricted Stock to the Company for no consideration if, prior to the Lapse Date, you cease for any reason to be an employee of at least one of the employers in the group of employers consisting of the Company and its Affiliates.

The Company may cancel and revoke this Award and/or replace it with a revised award at any time if the Company determines, in its good faith judgment, that this Award was granted in error or that this Award contains an error.  In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company's obligations as to any unvested portion of this Award shall immediately terminate.  If the Company replaces this Award with a revised award, then you will have all of the benefits conferred under the revised award, effective as of such time as the revised award goes into effect.

This Award is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Award.  The provisions of the Plan are also provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated in this Award and made a part of this Award for all purposes.  Capitalized terms used but not defined in this Award will have the meanings assigned to such terms in the Plan.  A copy of the Plan is available to you upon request to the Law Department during the term of this Award.  This Award is subject to the Company’s Policy on Recoupment in Restatement Situations, and you agree that you will comply with the terms of that Policy.

This Award has been signed by the Company and delivered to you, and (when signed by you) has been accepted by you effective as of May 13, 2009.

ACCEPTED	CENTEX CORPORATION

[Full Name]	Timothy R. Eller Chairman & Chief Executive Officer

 Employee Restricted Stock
 2003 Plan

Exhibit A

The total number of Shares of Restricted Stock subject to this Award is subject to reduction and forfeiture if the Company’s performance does not reach a certain level for the fiscal year ending March 31, 2010.  The performance criterion is the Company’s cash flow from operations before impairments and taxes, which is the same performance criterion used under the Company's annual incentive plan for fiscal 2010.  The percent of the Shares of Restricted Stock that shall be forfeited (if any) based on the performance criterion is indicated in the following table:

Percent of Cash Flow from Operations Target Achieved	Percent of Shares of Restricted Stock Forfeited
50% or greater	0%
At least 45% but less than 50%	10%
At least 40% but less than 45%	20%
At least 35% but less than 40%	30%
At least 30% but less than 35%	40%
At least 25% but less than 30%	50%
Less than 25%	100%
For performance that is less than 50% (but greater than 25%), the percent of shares forfeited will be interpolated between the performance levels in the table above to be consistent with the level of performance achieved.

Notwithstanding the foregoing, if the pending combination of the Company with Pulte Homes, Inc. is consummated on or before December 31, 2009 (the “Pulte Change”), the above performance criterion shall be deemed satisfied at 100% of target, and no Shares of Restricted Stock shall be forfeited as a result of applying the performance criterion.